Exhibit 99.1

For Immediate Release

Contact:
Lori Steiner or
William Cornely at (614) 356-5524

Dominion Homes Reports Financial Results for the Third Quarter of 2007

DUBLIN, Ohio – November 9, 2007 – Dominion Homes, Inc. (NASDAQ:DHOM) today announced financial results for the three months ended September 30, 2007. Highlights for the third quarter of 2007 compared to the third quarter of 2006 included:

•	Revenues of $38.1 million, from the delivery of 197 homes, versus revenues of $64.9 million, from the delivery of 338 homes;

•

A net loss of $15.3 million, or $1.86 per share, which includes $2.7 million related to real estate inventory impairments, versus a net loss of $5.9 million, or $0.73 per share, including real estate inventory impairments of $2.6 million; and

•	Selling, general and administrative expenses reduced to $8.9 million versus $10.7 million.

The quarterly net loss is primarily a result of fewer home deliveries, higher sales discounts to meet competition, non-cash real estate inventory impairment charges and an increase in interest expense. In response to slowing sales, the Company initiated cost-saving measures that resulted in a 16.7% reduction in selling, general and administrative expense from the third quarter of 2006.

“The third quarter financial results reflect the continuing housing slump nationally and in our markets,” said Douglas G. Borror, Chairman and Chief Executive Officer. “But despite the downturn, Dominion has continued to be a leader in home design, quality of construction and customer service in all of our markets.”

“We believe that excess resale home inventories, tighter lending standards and turmoil in the mortgage markets are negatively impacting consumer confidence and we expect that buyers will remain cautious well into 2008,” Borror added.

The Company’s operating strategy is focused on maintaining the current sales locations, strategically reducing land holdings and aggressively reducing expenses. The Company is focused on maintaining market share through competitive pricing and new and enhanced products that respond to customer’s expectations.

During 2007, Dominion introduced two new series of homes with fewer standard features and a broader array of options, allowing for a lower entry price. The Founders and Patriot Series provide flexibility of design as well as affordability for first time homebuyers.

Dominion has no current plans to acquire additional land and intends to continue to limit development activities until the housing market rebounds. During the nine months ended September 30, 2007, the Company achieved an 11.0% reduction in equivalent lots owned.

During the past 18 months, Dominion reduced the number of employees by over 50% as it continues to size the business to reflect the housing downturn. This fall, the Company consolidated all Ohio operations into its original headquarters at 4900 Tuttle Crossing Boulevard in Dublin. The facility includes a new decorating studio and offices for its affiliated title and mortgage companies as well as housing all corporate operation and support activities.

As a result of lower than expected sales, reduced profit margins and impairment charges recorded in the first nine months of 2007, the Company was not in compliance with certain financial covenants of its credit facility at June 30, 2007 and September 30, 2007. The lenders have not exercised their remedies under the credit facility, other than to require accrual of interest at an additional 2% per annum, nor have they waived the Company’s non-compliance with the financial covenants. The Company continues to be in discussions with the lenders to modify the credit facility.

Founded in 1952, Dominion Homes offers exceptional homes for every lifestyle, taste and budget. The Company uses high-quality materials and construction methods that exceed industry building practices. With headquarters in Dublin, Ohio, Dominion Homes has communities in Columbus, Ohio and Greater Louisville and Lexington, Kentucky. Dominion has seven different home collections—Tradition, Celebration, Independence, Founders, Metropolitan, Patriot and Grand Reserve—offering many different floor plans, elevations, features and options. The Company believes that building homes goes beyond structure; it is about customer experience, or as Dominion Homes says it: It’s Your Home. For more information visit www.dominionhomes.com.

Third Quarter of 2007

Net Loss.

The Company recognized a net loss for the third quarter of 2007 of $15.3 million, or $1.86 per share (both basic and diluted), compared to $5.9 million, or $0.73 per share (both basic and diluted) for the third quarter of 2006. The loss in the third quarter of 2007 is principally a result of fewer closings, larger sales discounts, non-cash real estate inventory impairment charges and an increase in interest expense.

Revenues.

Revenues for the third quarter of 2007 were $38.1 million from the delivery of 197 homes, compared to $64.9 million from the delivery of 338 homes during the same period of the previous year. The decrease in revenues resulting from the delivery of 141 fewer homes was partially offset by a higher average delivery price. The average delivery price of homes during the third quarter of 2007 was approximately $193,200 compared to $191,100 during the third quarter of 2006. The mix shifted slightly with a greater percentage of homes featuring higher sales prices but the higher prices on these homes were partially offset by larger sales discounts for all delivered homes.

Gross Profit.

Gross profit for the third quarter of 2007 was negative $615,000 compared to $4.4 million for the third quarter of 2006. The decline in gross profit resulted from the delivery of 141 fewer homes and larger sales discounts. Gross profit for the third quarter of 2007 included a non-cash charge of $2.7 million for the impairment of real estate inventories compared to a similar non-cash charge of $2.6 million during the third quarter of 2006. Excluding the $2.7 million of charges in 2007 and the $2.6 million of charges in 2006, gross margin as a percentage of revenues was 5.5% in the third quarter of 2007 and 10.9% in the third quarter of 2006.

Selling, General and Administrative Expense.

Selling, general and administrative expense for the third quarter of 2007 decreased 16.7% to $8.9 million from $10.7 million for the third quarter of 2006. The decrease is due to ongoing cost containment efforts that included reducing the number of employees to 217 at September 30, 2007 from 336 at September 30, 2006 as well as lower sales commissions due to delivering fewer homes. The Company is continuing to reduce its cost structure in response to changing market conditions and projected sales levels and expects to generate further cost savings during the fourth quarter of 2007 and into 2008.

Sales

The Company sold 153 homes, with a sales value of $29.6 million, during the third quarter of 2007 compared to 209 homes, with a sales value of $39.4 million, sold during the same period the previous year. The average home sale price for the third quarter of 2007 was $193,300 compared to $188,700 for the third quarter of 2006. The backlog of sales contracts at September 30, 2007 was 275, with an average sale price of $210,300, compared to 419 at September 30, 2006, with an average sale price of $202,000.

Active Sales Communities

The Company had 46 active sales communities at September 30, 2007 compared to 53 at September 30, 2006.

Financial Position

The Company sold land totaling $1.2 million during the third quarter of 2007 as part of a continuing effort to significantly reduce its investment in real estate inventories. Total land inventory at September 30, 2007 included 13,255 estimated lots compared to 16,060 estimated lots at September 30, 2006.

First Nine Months of 2007

Net Loss.

The Company recognized a net loss for the first nine months of 2007 of $56.4 million, or $6.90 per share (both basic and diluted), compared to a net loss of $17.0 million, or $2.09 per share (both basic and diluted), for the same period in 2006.

Revenues.

Revenues for the first nine months of 2007 were $110.7 million from the delivery of 568 homes, compared to $202.5 million from the delivery of 1,051 homes during the same period the previous year. The average delivery price of homes during the first nine months of 2007 was $194,600 compared to $191,000 during the first nine months of 2006.

Gross Profit.

Gross profit for the first nine months of 2007 was negative $13.0 million compared to gross profit of $21.0 million for the first nine months of 2006. The decline in gross profit was principally due to the delivery of 483 fewer homes, a non-cash charge of $21.4 million for impairment of real estate inventories and larger sales discounts on delivered homes. Gross profit for the first nine months of 2006 included a non-cash charge of $5.3 million for impairment of real estate inventories and the write-off of deposits and pre-acquisition costs incurred for land the Company decided not to purchase. Excluding the $21.4 million of charges in 2007 and the $5.3 million of charges in 2006, gross margin as a percent of revenues was 7.6% in the first nine months of 2007 and 13.0% in the first nine months of 2006.

Selling, General and Administrative Expense.

Selling, general and administrative expense for the first nine months of 2007 decreased 31.8% to $26.6 million from $38.9 million for the first nine months of 2006.

Sales

The Company sold 577 homes, with a sales value of $113.2 million, during the first nine months of 2007 compared to 1,040 homes, with a sales value of $194.9 million, during the first nine months of 2006. The average home sale price for the first nine months of 2007 was $196,100 compared to $187,400 for the first nine months of 2006.

Financial Position

The Company sold land totaling $13.1 million during the first nine months of 2007, at a gain of $183,000, as part of a continuing effort to significantly reduce its investment in real estate inventories. The Company also reduced the net outstanding principal balance within its revolving credit facility and term loans by approximately $8.0 million during the first nine months of 2007.

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in national or local economic conditions, changes in the local or national homebuilding industry, changes in federal lending programs, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

FINANCIAL HIGHLIGHTS

(Unaudited)

(In thousands, except share and per share amounts)

Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues	$38,120	$64,925	$110,730	$202,545
Cost of real estate sold	38,735	60,498	123,710	181,519

Gross profit	(615)	4,427	(12,980)	21,026
Selling, general and administrative	8,883	10,670	26,555	38,910

Loss from operations	(9,498)	(6,243)	(39,535)	(17,884)
Interest expense	6,141	2,709	17,021	7,585

Loss before income taxes	(15,639)	(8,952)	(56,556)	(25,469)

Provision (benefit) for income taxes	(383)	(3,011)	(138)	(8,493)

Net loss	$(15,256)	$(5,941)	$(56,418)	$(16,976)

Loss per share
Basic	$(1.86)	$(0.73)	$(6.90)	$(2.09)

Diluted	$(1.86)	$(0.73)	$(6.90)	$(2.09)

Weighted average shares outstanding
Basic	8,194,238	8,133,406	8,175,459	8,114,237

Diluted	8,194,238	8,133,406	8,175,459	8,114,237

Consolidated Balance Sheets

(In thousands)

	September 30, 2007	December 31, 2006
	(unaudited)
Assets
Cash and cash equivalents	$663	$3,032
Restricted cash	6,679	6,762
Accounts receivable	1,408	2,329
Real estate inventories	325,019	371,086
Prepaid expenses and other	6,456	16,484
Net property and equipment	3,027	4,523

Total assets	$343,252	$404,216

Liabilities and Shareholders’ Equity
Revolving line of credit and term notes	$196,822	$201,579
Seller financed debt and capital lease liability	7,798	8,746
Other liabilities	26,954	25,427

Total liabilities	231,574	235,752

Shareholders’ equity	111,678	168,464

Total liabilities and shareholders’ equity	$343,252	$404,216

Estimated Land Inventory

Land Inventory	Finished Lots	Lots Under Development	Unimproved Land Estimated Lots	Total Estimated Lots
Owned by the Company:
Central Ohio	1,410	991	7,261	9,662
Kentucky	152	403	866	1,421
Controlled by the Company:
Central Ohio	—	—	267	267
Kentucky	—	—	—	—
Held for sale:
Central Ohio	80	96	1,675	1,851
Kentucky	54	—	—	54

Total Land Inventory as of September 30, 2007	1,696	1,490	10,069	13,255

Total Land Inventory as of December 31, 2006	2,084	1,364	11,417	14,865

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